Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-197643, 333-168507 and 333-166923 on Form S-8 of our report dated February 26, 2016, relating to the consolidated financial statements of Accuride Corporation and subsidiaries, and the effectiveness of Accuride Corporation and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Accuride Corporation and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 29, 2016